Contact:
ShengdaTech, Inc.
Xiangzhi Chen
Tel: 86-21-58359979-8004
cxz@shengdatech.com
www.shengdatechinc.com

ShengdaTech Announces Resignation of Auditor

SHANGHAI, May 5, 2011 ShengdaTech, Inc. (the “Company”) (Nasdaq: SDTH) today announced that it received a letter from its registered independent accounting firm, KPMG, on April 29, 2011 indicating that KPMG has terminated its engagement with the Company, effective immediately.

In its resignation letter, KPMG informed the Company’s Audit Committee that the manner of management’s conduct during the investigation by a special committee of the Board of Directors raised doubts about management’s representations provided to KPMG in connection with KPMG’s 2008 and 2009 audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company.  In addition, KPMG notified the Company that disclosures should be made and action should be taken to prevent future reliance on KPMG’s previously issued audit reports related to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008 and 2009.

As previously disclosed on March 15, 2011, the Company appointed a special committee of the board of directors, consisting of the Company’s three independent directors, and granted such special committee full authority to investigate potentially serious discrepancies and unexplained issues relating to the Company and its subsidiaries’ financial records identified by KPMG in the course of their audit of the consolidated financial statements for the fiscal year ended December 31, 2010.  To assist with the internal investigation, the special committee engaged O’Melveny and Meyers, LLP which, in turn, engaged Price Waterhouse Coopers LLP, to provide forensic accounting support.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate (“NPCC”) products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, India, Latvia and Italy.